Exhibit 99.1

For Information Contact:
Maryanne Lataif
Vice President, Corporate Communications
Activision, Inc.
(310) 255-2704
mlataif@activision.com

Kristin Southey
Vice President, Investor Relations
Activision, Inc.
(310) 255-2635
ksouthey@activision.com

ACTIVISION’S SPECIAL SUB-COMMITTEE REPORTS FINDINGS OF
INVESTIGATION INTO STOCK OPTION PRACTICES

Santa Monica, CA — March 8, 2007 — Activision, Inc. (Nasdaq: ATVI) today announced that the special sub-committee of its independent directors established in July 2006, substantially completed its investigation and reported its principal findings and recommendations to the full Board.

The special sub-committee and its legal and accounting advisers devoted seven months of intensive effort to the investigation and review of options granted in the period 1991 - 2006, reviewing more than five million pages of electronic and hard copy documents and conducting interviews with more than 20 individuals.

The independent investigation’s key findings are:

•                  Chairman and Chief Executive Officer Robert A. Kotick, Co-Chairman Brian G. Kelly, Board Director and Senior Advisor Ronald Doornink, and Senior Vice President, General Counsel and Secretary George Rose did not engage in intentional wrongdoing with respect to the company’s stock option granting practices.

•                  Four other individuals (the outgoing head of human resources, former heads of finance and legal, and a former outside legal advisor) bore significant responsibility, in varying degrees, with respect to the measurement date inaccuracies identified by the special sub-committee, but the special sub-committee made no finding as to intentional wrongdoing by those individuals.

The special sub-committee recommended that ten current and former officers and directors should relinquish the economic benefits resulting from the misdating and mispricing of stock options.  In addition, consistent with the recommendations of the special sub-committee, the company has already adopted a number of modifications to its stock option granting procedures.  The company also:

•                  Realigned certain internal responsibilities related to the granting and reporting of stock options.

•                  Engaged new outside legal advisors.

•                  Plans to enhance its corporate governance practices by establishing the position of principal compliance officer.

•                  Plans to reconfigure the compensation committee of the board as part of its broader corporate governance initiatives.

Said Robert Kotick, Chairman and CEO of Activision, “Activision is committed to the highest standards of corporate governance.  We already have instituted stringent new practices and controls to ensure the highest standards of corporate governance and compliance.”

The company and its independent auditors are reviewing the findings and recommendations of the independent investigation. The special sub-committee found inaccuracies in the determination and reporting of measurement dates for certain stock options granted by the company during the period between 1994 and 2006.

The exact amount of additional expense, and the allocation of this additional expense among particular periods, remain to be finally determined by the company in conjunction with its outside auditors. In addition, the company is continuing to review and analyze the potential tax implications and any impact of the matters identified by the special sub-committee.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products.  Founded in 1979, Activision posted net revenues of $1.47 billion for the fiscal year ended March 31, 2006.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia, Spain, the Netherlands and South Korea.  More information about Activision and its products can be found on the company’s World Wide Web site, which is located at www.activision.com.

Cautionary Note Regarding Forward-looking Statements:  Information in this release that involves the company’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties.  In this release they are identified by words such as “will,” “will be,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends” and similar expressions.  These risks and uncertainties relate to, but are not limited to, the completion of remaining work by the special sub-committee, the company and its auditors arising out of the review of the company’s historical stock option granting practices and any related restatements of the company’s financial statements that may be required, the completion of required filings with the SEC, the implementation, acceptance and effectiveness of the remedial measures recommended or adopted by the special sub-committee, the board or the company, the outcome of the informal inquiry opened by the SEC in July 2006, the delisting proceedings pending before the Nasdaq, and the derivative litigation filed in July 2006 against certain current and former directors and officers of the company relating to the company’ stock option granting practices, the possibility that additional claims and proceedings will be commenced, including additional stockholder litigation, employee litigation, and additional action by the SEC and/or other regulatory agencies, and direct and indirect expenses and diversion of management time resulting from or relating to the special sub-committee review and related regulatory proceedings and litigation.

Other factors that could cause the company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include, without limitation, other litigation (unrelated to stock option granting practices), sales of the company’s titles, shifts in consumer spending trends, the seasonal and cyclical nature of the interactive game market, the company’s ability to predict consumer preferences among competing hardware platforms (including next-generation hardware), declines in software pricing, product returns and price protection, product delays, retail acceptance of the company’s products, adoption rate of new hardware and related software, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities, and the risks identified in the company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and Current Reports on Form 8-K.  The forward-looking statements in this release are based upon information available to the company as of the date of this release, and the company assumes no obligations to update any such forward-looking statement.  The company may change its intention, belief or expectation, at any time and without notice, based upon any changes in the enumerated factors or in the company’s assumptions, or otherwise, and forward-looking statements believed to be true when made may ultimately prove to be incorrect.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and may cause actual results to differ materially from our current expectations.

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